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                                                                 Exhibit 23.6

           Potential Limitation of Remedies Against Arthur Andersen LLP

This registration statement does not include a consent from Arthur Andersen LLP related to the audited consolidated financial statements of ICM Equipment Company L.L.C. as of December 31, 2000 and for each of the two years in the period ended December 31, 2000 included in this registration statement as H&E Equipment Services L.L.C. was unable to obtain such written consent after reasonable efforts. The lack of such consent may cause a limitation in the remedies available against Arthur Andersen LLP in connection with those consolidated financial statements.